Exhibit 14
FARMERS & MERCHANTS BANCORP
FARMERS & MERCHANTS BANK
EMPLOYEE CODE OF CONDUCT

GENERAL

This policy applies to all employees of Farmers & Merchants Bank of Central California and Farmers & Merchants Bancorp, hereafter collectively referred to as "the Company". The Company recognizes the importance of establishing policy governing the conduct of its employees. This Code of Conduct directs all employees (officers and non officers) to apply the following fundamental principles during the daily performance of duties.

1. Employees are expected to treat customers and their coworkers with courtesy and respect.

     NOTE: Included but not limited to this expectation is employee compliance with the Company's Prohibited Harassment Policy. The Company maintains a strict policy prohibiting sexual harassment and harassment because of race, religious creed, color, national origin, ancestry, disability, medical condition, marital status, age or any other basis made unlawful by applicable federal, state, or local law or ordinance or regulation. All employees are required to read and be familiar with the Company's policy regarding prohibited harassment - PPM 011.9.

2. Employees must perform their duties in a manner consistent with commonly accepted principles of business ethics which promote compliance with applicable laws, statutes, regulations and rulings.

3. Employees have a responsibility to ensure that the Company operates in a safe and sound manner. Full compliance with the Company's Injury and Illness Prevention Plan is required. All employees are expected to report any unsafe or potentially unsafe conditions immediately. This includes having a duty to avoid conduct which would or could create an unsafe and unsound condition for the Company.

4. Employees have a duty to refrain from enriching themselves at the expense of the Company or its customers.

5. Employees must not process transactions for their own or any family member's accounts. All such transactions must be processed by other employees.


FINANCIAL DISCLOSURE, INSIDER TRADING, AND EXECUTIVE CONDUCT

1. All disclosures made by employees in public communications and reports or documents filed or submitted to the Securities Exchange Commission must be full, fair, accurate, timely and understandable.

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2.   In accordance with SEC regulations, Farmers & Merchants Bancorp's principal executive officer, principal performing financial officer, principal accounting officer or controller, and/or persons performing similar functions are required to perform their duties in a manner consistent with commonly accepted principles of business ethics which promote compliance with applicable laws, statutes, regulations and rulings.

3. Designated employees covered by the Insider Trading Policy are prohibited from trading in the Farmers & Merchants Bancorp's stock while in possession of material, non-public information and during certain periods of time designated as "blackout periods"


USE OF EQUIPMENT & COMMUNICATIONS

1. Employees may not use the Company's equipment, supplies, books, records, files (written or electronic) for their own interests or the interest of any person or entity other than the Company. This includes but is not limited to computers, computer software, FAX machines, copy machines, bank stationary and postage.

2. Restraint should be used to limit personal telephone calls. Calls should be limited to emergencies and infrequent, essential personal business. Long distance charges should normally be made at the expense of the employee.

3. The Internet, FMB Intranet and interoffice mail and e-mail is to be used for Company related communications only. Personal messages, non-bank related correspondence, bulletins, jokes, etc. are not considered proper use of these resources. The Company also reserves the right to review, audit, intercept access and disclose all messages created, sent or received for any purposes.


OUTSIDE BUSINESS ACTIVITIES & AFFILIATIONS

1. Employees must not make statements or create the impression that their outside employment or outside activities are supported by the Company.

2. All employees have a duty of loyalty to the Company and should act accordingly.

3. Employees must refrain from dealing with competitors in a manner which would violate anti-trust requirements and must not use any materials in violation of copyright and trademark protection laws.

4. Employees presented with a business opportunity related to their employment with the Company have a duty to determine whether that opportunity would or could be advantageous to the Company and present that opportunity to the Company.

5. Employees are prohibited from using their position with the Company to take advantage of business opportunities from customers or potential customers which are not generally available to other persons or are made available to the employee because of the employee's position with the Company.

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EMPLOYEE FINANCES

1. Employees must manage and maintain any accounts that they may have with the Company in a responsible manner in accordance with the Company's policy PPM 011.5, Employee Personal Finances.

2. Employees should not borrow from each other or from customers, unless they are family members or recognized lending institutions.

3. Employees must not purchase any Company asset unless the Company is paid the fair market value. (Financial Code 3350)

4. Employees shall not participate in any gambling activity while on property owned or leased by the Company or while conducting their duties as an employee. (This provision shall not apply to a state authorized lottery or "chances" sponsored by a bona fide charity or nonprofit organization if state law permits such activity.)

GIFTS & ENTERTAINMENT    (Accepting/Giving)

1. Employees must not accept anything of value (other than bonafide salary, wages or fees) from anyone in connection with the business of the Company.

     An employee will violate the law and this Code if he/she corruptly solicits or demands for the benefit of any person, or corruptly accepts or agrees to accept, anything of value from any person, intending to be influenced or required in connection with any business or transaction of the Company.

     Note: The penalties that could result in the receipt of "Gifts" under the Comprehensive Crime Control Act of 1984 are as follows:

     - If the value is $100 or less, the crime is a misdemeanor, with a fine of up to $1,000 and/or up to 1 year in prison.

     - If the value exceeds $100, the crime is a felony, with a fine up to $5,000 or 3 times the value involved and/or up to 5 years in prison.

     The following are exceptions to the general prohibition regarding the acceptance of things of value in connection with Company business.

     Examples of Exceptions Allowed:

     o Benefit is based on obvious and clear family or personal relationships rather than the business of the Company.

     o Meals, refreshments, travel arrangements, travel accommodations, or entertainment of reasonable value (under $250 per meeting) in the course of a bona fide business meeting if expenses would have been paid for by the Company itself as reasonable business expenses had the expenses not been paid for by the third party.

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     o    Loans, unless prohibited by law, from other financial institutions, on customary terms to finance proper and usual activities (such as a home mortgage loan)

     o Advertising or promotional material of reasonable value such as pens, pencils, note pads, key chains, calendars, and similar items.

     o Discounts or rebates on merchandise or services available to other customers at the same or less value.

     o Gifts of reasonable value (under $150 per customer per year) related to commonly recognized events or occasions, such as a promotion, new job, wedding, retirement, Christmas, or bar mitzvah.

     o Awards for recognition of service or accomplishments related to civic, charitable, educational, or religious organizations.

     o    Business luncheons.

2. Employees will violate the law and this Code if they corruptly give, offer or promise anything of value to any person with intent to influence or reward an Officer, Director, employee, agent or attorney of the Company in connection with any business or transaction of the Company.

     Gifts and entertainment are provided for customers only when they are appropriate under the circumstances, meet the standards of ethical business conduct, and involve no element of concealment.

REPORTING VIOLATIONS

     1. Employees have a duty to promptly report violations of this Code, any crime, suspected crime, or unexplained losses to the Company's Director of Human Resources and the Company's Compliance Officer.

     Remedies and penalties for violations of this code will be determined by the Board of Directors as the nature and circumstances of the violations warrant and as appropriate.


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